Farmer Mac Reports Third Quarter 2017
Financial Results
Record Outstanding Business Volume of $18.6 Billion
WASHINGTON, November 9, 2017— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended September 30, 2017, which included $385.4 million in net new business volume growth that brought total outstanding business volume to $18.6 billion as of September 30, 2017. Farmer Mac's net income attributable to common stockholders for third quarter 2017 was $18.5 million ($1.71 per diluted common share), compared to $17.5 million ($1.62 per diluted common share) in second quarter 2017 and $16.4 million ($1.54 per diluted common share) in third quarter 2016. Farmer Mac's third quarter 2017 core earnings, a non-GAAP measure, were $17.0 million ($1.57 per diluted common share), compared to $16.0 million ($1.48 per diluted common share) in second quarter 2017 and $14.4 million ($1.36 per diluted common share) in third quarter 2016.
"Disciplined execution on our strategy, our success in business development efforts, and current industry dynamics that play to our strengths continue to help produce strong results for Farmer Mac," said President and Chief Executive Officer Tim Buzby. "Our third quarter 2017 results reflect these factors, as outstanding business volume reached a new record high of $18.6 billion and core earnings per share grew 15 percent year-over-year. We saw good business volume performance across all four of our lines of business, as growth in the agricultural credit market has remained strong throughout 2017. Some of Farmer Mac's credit metrics continued to show signs of normalization this quarter, although the modest deterioration was primarily due to borrower-specific factors. Farmer Mac continues to deliver upon its mission throughout agricultural economic cycles, and this has never been more true than throughout the last two years."
Earnings
Farmer Mac's net income attributable to common stockholders for third quarter 2017 was $18.5 million ($1.71 per diluted common share), compared to $16.4 million ($1.54 per diluted common share) for third quarter 2016. The $2.1 million increase compared to third quarter 2016 was driven by an increase in net interest income of $2.6 million, after tax. Also contributing to the year-over-year increase was a $0.8 million after-tax increase in gains in fair value of financial derivatives and hedged assets. The increase was offset in part by a $0.8 million after-tax decrease in unrealized gains in fair value of trading securities and a $0.6 million after-tax increase in non-interest expense. The increase in non-interest expense was primarily attributable to higher general and administrative ("G&A") and compensation and employee benefits expenses.
Core earnings in third quarter 2017 were $17.0 million ($1.57 per diluted common share), compared to $16.0 million ($1.48 per diluted common share) in second quarter 2017 and $14.4 million ($1.36 per diluted common share) in third quarter 2016. The $1.0 million sequential increase in core earnings was primarily driven by an after-tax decrease of $0.5 million in compensation and employee benefits expenses caused by the absence in third quarter 2017 of payouts of annual variable incentive compensation that occurred during second quarter 2017. Also contributing to the sequential increase was a $0.4 million after-tax increase in net effective spread.
The $2.6 million year-over-year increase in core earnings was primarily attributable to (1) a $2.6 million after-tax increase in net effective spread; (2) a $0.3 million increase in tax benefits recognized from exercises of stock-based awards in third quarter 2017 which did not occur in third quarter 2016; and (3) a $0.3 million after-tax increase in other income, primarily driven by a decrease in hedging costs. Partially offsetting the year-over-year increase was a $0.6 million after-tax increase in operating expenses attributable to both an increase in compensation and employee benefits and G&A expenses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for a reconciliation of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During third quarter 2017, Farmer Mac added $0.9 billion of new business volume, compared to $1.1 billion in third quarter 2016. Specifically, Farmer Mac:

•	purchased $298.3 million of newly originated Farm & Ranch loans;

•	purchased $291.0 million of AgVantage securities;

•	added $102.8 million of Farm & Ranch loans under LTSPCs;

•	purchased $90.2 million of USDA Securities;

•	purchased $70.0 million of Rural Utilities loans; and

•	issued $41.1 million of Farmer Mac Guaranteed USDA Securities
After $507.9 million of maturities and principal paydowns on existing business during third quarter 2017, Farmer Mac's outstanding business volume increased by $385.4 million from June 30, 2017 to $18.6 billion as of September 30, 2017. The increase in Farmer Mac's outstanding business volume was driven by broad-based portfolio growth across most of Farmer Mac's products and lines of business, including Farm & Ranch loans, AgVantage securities, USDA Securities, and Rural Utilities loans.
The $190.4 million net increase in AgVantage securities for third quarter 2017 resulted from purchases of $225.0 million from Rabo AgriFinance LLC ("Rabo") and of $66.0 million from smaller institutional customers, including first-time transactions with two new counterparties. The purchases from Rabo resulted in net portfolio growth of $175.0 million and reflect the first time that Rabo has used Farmer Mac's AgVantage funding for its shorter-term (less than one year) funding needs. Farmer Mac grew its Farm & Ranch loan portfolio by $186.4 million during third quarter 2017, which was primarily driven by an increase in the average size of loans purchased, including several large loans with large borrowers. This growth outpaced the seasonally large amount of repayments that resulted from a July 1 payment date on most loans within the Farm & Ranch portfolio. The $61.9 million net increase in USDA

Securities reflected an increase in USDA Securities securitized and sold to lenders in the form of Farmer Mac Guaranteed USDA Securities. Farmer Mac grew its Rural Utilities loan portfolio by $42.4 million, which was primarily due to the purchases of a few larger loans in competitive situations as a result of an improvement in Farmer Mac's pricing on these types of loans.
Spreads
Net interest income was $39.6 million in third quarter 2017, compared to $35.6 million in third quarter 2016. In percentage terms, net interest income for third quarter 2017 was 0.92 percent, compared to 0.89 percent in third quarter 2016. The $4.0 million year-over-year increase in net interest income was driven by net growth in Farm & Ranch loans, USDA Securities, and on-balance sheet AgVantage securities. Another factor contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decision to raise the target range for the federal funds rate in December 2016, March 2017, and June 2017. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge accounting relationships. This increase in short-term rates on assets and liabilities indexed to LIBOR did not have a similar effect on net effective spread because net effective spread includes interest expense from all funding related to those assets, including interest expense from financial derivatives not designated in hedge accounting relationships. The increase in net interest income was offset in part by an increase in net yield adjustments related to amortization of premiums and discounts on assets consolidated at fair value and a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans. The 3 basis point year-over-year increase in net interest income in percentage terms was primarily attributable to a reduction in the average balance of lower-earning cash and cash equivalents and investment securities.
Farmer Mac's net effective spread, a non-GAAP measure, was $36.2 million in third quarter 2017, compared to $35.6 million in second quarter 2017 and $32.2 million in third quarter 2016. In percentage terms, net effective spread for third quarter 2017 was 0.92 percent, compared to 0.92 percent in second quarter 2017 and 0.86 percent in third quarter 2016. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.
The $0.6 million sequential increase in net effective spread in dollars was primarily attributable to growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $0.9 million. Net effective spread in percentage terms was flat sequentially, as the effect of a decrease in the average balance of lower-earning investment securities was offset by a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans.
The $4.0 million year-over-year increase in net effective spread in dollars was primarily attributable to (1) growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $4.0 million; and (2) changes in Farmer Mac's funding strategies and LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR that remained favorable throughout most of third quarter 2017, which added approximately $0.8 million. The increase was offset in part by a decrease in the amount of cash basis interest income recognized on nonaccrual Farm & Ranch loans, which reduced net effective spread by $0.5 million. The 6 basis point year-over-year increase in net effective spread in percentage terms was primarily attributable to a significant reduction in the average balance of cash and cash equivalents and lower earning investment securities, which added approximately 6 basis points to net effective spread. Also contributing to the increase were the effects of the changes in Farmer Mac's funding strategy and a favorable LIBOR-based funding market, which added approximately 2 basis points. The increase in percentage terms was offset in part by the effect of the refinancing in second quarter 2017 of a $1.0 billion AgVantage security, $970.0 million of which was previously held by third party investors and reported as off-balance sheet business volume in the Institutional Credit line of business, into three new on-balance sheet AgVantage securities, which reduced net effective spread by approximately 3 basis points.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $66.4 million (1.01 percent of the Farm & Ranch portfolio) as of September 30, 2017, compared to $21.0 million (0.34 percent) as of December 31, 2016 and $18.4 million (0.31 percent of the Farm & Ranch portfolio) as of September 30, 2016. Those 90-day delinquencies were comprised of 68 delinquent loans as of September 30, 2017, compared with 38 delinquent loans as of December 31, 2016 and 50 delinquent loans as of September 30, 2016. As of September 30, 2017, the increase in 90-day delinquencies, as compared to as of December 31, 2016, is primarily attributable to several larger loans and certain crop and permanent planting loans mostly due to factors specific to the borrower and not related to macroeconomic factors in the agricultural economy. In particular, $15.3 million in permanent planting loans to a single borrower became delinquent in first quarter 2017 and accounts for one-third of the year-to-date increase in 90-day delinquencies. Farmer Mac believes it is adequately collateralized on this exposure. The increase is also consistent with the seasonal pattern of Farmer Mac's 90-day delinquencies fluctuating from quarter to quarter, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio, with higher levels generally observed at the end of the first and third quarters and lower levels generally observed at the end of the second and fourth quarters of each year as a result of the annual (January 1st) and semi-annual (January 1st and July 1st) payment terms of most Farm & Ranch loans. Farmer Mac believes that it remains adequately collateralized on these loans. As Farmer Mac has expected, its 90-day delinquency rate has reverted to, and is in line with, its fifteen-year historical average rate of approximately one percent of the Farm & Ranch portfolio. Although the vast majority of the year-to-date increase in 90-day delinquencies is due to borrower-specific factors, other factors such as macroeconomic trends and the cyclical nature of the agricultural economy could contribute to an increase in 90-day delinquencies in the future. The highest 90-day delinquency rate observed in the Farm & Ranch portfolio during the preceding fifteen-year period occurred in 2009 at approximately two percent, which coincided with increased delinquencies in loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.36 percent of total business volume as of September 30, 2017, compared to 0.12 percent as of December 31, 2016, and 0.11 percent as of September 30, 2016.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of September 30, 2017, Farmer Mac's substandard assets were $219.6 million (3.3 percent of the Farm & Ranch portfolio), compared to $165.2 million (2.7 percent of the Farm & Ranch portfolio) as of December 31, 2016. Those substandard assets were comprised of 298 loans as of September 30, 2017 and 287 loans as of December 31, 2016. The $54.4 million increase from year-end 2016 was primarily driven by credit downgrades in on-balance sheet loans. The new substandard asset volume from year-end 2016 includes several large exposures and also represents a relatively diverse set of commodities. Subsequent to September 30, 2017, $8.2 million in on-balance sheet loans considered to be substandard were paid off in full at par. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net interest income by line of business for third quarter 2017 was $13.6 million (139 basis points) for Farm & Ranch, $5.3 million (100 basis points) for USDA Guarantees, $2.2 million (86 basis points) for Rural Utilities, and $15.4 million (83 basis points) for Institutional Credit. Net effective spread by line of business for third quarter 2017 was $11.5 million (175 basis points) for Farm & Ranch, $4.9 million (92 basis points) for USDA Guarantees, $2.8 million (109 basis points) for Rural Utilities, and $14.4 million (78 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $653.4 million as of September 30, 2017, exceeding the statutory minimum capital requirement by $137.6 million, or 27 percent, compared to $609.7 million as of December 31, 2016, which was $143.2 million, or 31 percent, above the statutory minimum capital requirement. The decrease in capital in excess of the minimum capital level was due primarily to an increase in minimum capital required to support the growth of on-balance sheet assets during the first nine months of 2017, which was offset in part by an increase in retained earnings. In particular, the refinancing of a $1.0 billion AgVantage security that matured in April 2017 into three new on-balance sheet AgVantage securities significantly increased Farmer Mac's on-balance sheet assets because $970.0 million of the refinanced security was previously held by third party investors and reported as off-balance sheet business volume.

As of September 30, 2017, Farmer Mac's total stockholders' equity was $694.2 million, compared to $643.4 million as of December 31, 2016. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 209 days of liquidity during third quarter 2017 and had 200 days of liquidity as of September 30, 2017.
Use of Non-GAAP Measures
In the analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Variation margin is exchanged between Farmer Mac and its counterparties on both its cleared and non-cleared derivatives portfolios. Prior to first quarter 2017, Farmer Mac accounted for variation margin as collateral and associated unrealized gains or losses on its centrally cleared derivative contracts. However, beginning in first quarter 2017, the variation margin amounts exchanged between Farmer Mac and its counterparties on cleared derivatives are considered as settlement rather than collateral as a result of a change in variation margin rules implemented by the Chicago Mercantile Exchange ("CME"), the central clearinghouse used by Farmer Mac. Specifically, effective January 3, 2017, CME began to deem the exchange of variation margin between derivatives counterparties as a partial settlement of each respective derivative contract rather than as collateral pledged by a counterparty. Accordingly, beginning in first quarter 2017, Farmer Mac presents its cleared derivatives portfolio net of variation margin payments on its consolidated balance sheets and recognizes realized gains or losses as a result of these payments on its consolidated statements of operations. In October 2017, the U.S. Commodity Futures Trading Commission ("CFTC") issued an interpretive letter to the CME confirming that, under the Commodity Exchange Act, the exchange of variation margin payments on cleared swap positions constitutes settlement of the outstanding exposure and not collateral against it and that CME rules must reflect this interpretation. However, the CFTC acknowledged the economic equivalence between the settlement of and the pledge of collateral against outstanding exposure under a derivatives contract, and Farmer Mac also believes that the economic character of these transactions remains the same as they were before the CME rule change. Even though these variation margin amounts are accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change and subsequent CFTC interpretation, this is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, since the beginning of first quarter 2017, Farmer Mac has excluded the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017.
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, the loss from retirement of the Farmer Mac II LLC Preferred Stock in first quarter 2015 was excluded from core earnings and core earnings per share because it was not a frequently occurring transaction and not indicative of future operating results. This is also consistent with Farmer Mac's previous treatment of these types of origination costs associated with securities underwriting that are capitalized and deferred during the life of the security. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.

Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets, and (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost." Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge accounting relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread, which is intended to reflect management's view of the net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge accounting relationship. For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission ("SEC") on March 9, 2017 and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's third quarter 2017 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, November 9, 2017 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the conference chairman Tim Buzby. The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for third quarter 2017 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended September 30, 2017 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac‘s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	September 30, 2017	December 31, 2016
	(in thousands)
Assets:
Cash and cash equivalents	$366,764	$265,229
Investment securities:
Available-for-sale, at fair value	2,234,966	2,515,851
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,443,746	4,853,685
Held-to-maturity, at amortized cost	2,158,810	1,149,231
Total Farmer Mac Guaranteed Securities	7,602,556	6,002,916
USDA Securities:
Trading, at fair value	14,864	20,388
Held-to-maturity, at amortized cost	2,092,285	2,009,225
Total USDA Securities	2,107,149	2,029,613
Loans:
Loans held for investment, at amortized cost	3,804,966	3,379,884
Loans held for investment in consolidated trusts, at amortized cost	1,329,212	1,132,966
Allowance for loan losses	(6,408)	(5,415)
Total loans, net of allowance	5,127,770	4,507,435
Real estate owned, at lower of cost or fair value	1,086	1,528
Financial derivatives, at fair value	2,020	23,182
Interest receivable (includes $10,625 and $12,584, respectively, related to consolidated trusts)	110,175	122,782
Guarantee and commitment fees receivable	36,679	38,871
Deferred tax asset, net	4,293	12,291
Prepaid expenses and other assets	96,780	86,322
Total Assets	$17,690,238	$15,606,020

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$8,112,928	$8,440,123
Due after one year	7,399,961	5,222,977
Total notes payable	15,512,889	13,663,100
Debt securities of consolidated trusts held by third parties	1,333,417	1,142,704
Financial derivatives, at fair value	30,595	58,152
Accrued interest payable (includes $8,874 and $10,881, respectively, related to consolidated trusts)	61,804	49,700
Guarantee and commitment obligation	35,316	37,282
Accounts payable and accrued expenses	19,971	9,415
Reserve for losses	2,080	2,020
Total Liabilities	16,996,072	14,962,373
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,082,335 shares and 9,007,481 shares outstanding, respectively	9,082	9,008
Additional paid-in capital	119,130	118,655
Accumulated other comprehensive income, net of tax	40,795	33,758
Retained earnings	318,869	275,714
Total Stockholders' Equity	694,166	643,425
Non-controlling interest	—	222
Total Equity	694,166	643,647
Total Liabilities and Equity	$17,690,238	$15,606,020

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$9,223	$6,994	$24,834	$20,235
Farmer Mac Guaranteed Securities and USDA Securities	54,350	38,129	146,978	110,938
Loans	40,924	34,409	117,349	99,486
Total interest income	104,497	79,532	289,161	230,659
Total interest expense	64,935	43,969	172,797	127,098
Net interest income	39,562	35,563	116,364	103,561
Provision for loan losses	(270)	(191)	(1,234)	(604)
Net interest income after provision for loan losses	39,292	35,372	115,130	102,957
Non-interest income:
Guarantee and commitment fees	3,314	3,798	10,630	11,079
Gains/(losses) on financial derivatives and hedging activities	661	(1,601)	2,530	(13,079)
Gains/(losses) on trading securities	—	1,182	(84)	1,934
Gains/(losses) on sale of available-for-sale investment securities	89	—	89	(9)
Gains on sale of real estate owned	32	15	784	15
Other income	203	707	890	1,221
Non-interest income	4,299	4,101	14,839	1,161
Non-interest expense:
Compensation and employee benefits	5,987	5,438	18,986	16,823
General and administrative	3,890	3,474	11,611	10,757
Regulatory fees	625	613	1,875	1,838
Real estate owned operating costs, net	—	—	23	39
Provision for/(release of) reserve for losses	114	(222)	60	(114)
Non-interest expense	10,616	9,303	32,555	29,343
Income before income taxes	32,975	30,170	97,414	74,775
Income tax expense	11,193	10,529	33,103	26,264
Net income	21,782	19,641	64,311	48,511
Less: Net loss attributable to non-controlling interest	—	18	165	62
Net income attributable to Farmer Mac	21,782	19,659	64,476	48,573
Preferred stock dividends	(3,295)	(3,295)	(9,886)	(9,886)
Net income attributable to common stockholders	$18,487	$16,364	$54,590	$38,687

Earnings per common share and dividends:
Basic earnings per common share	$1.74	$1.56	$5.16	$3.70
Diluted earnings per common share	$1.71	$1.54	$5.06	$3.60
Common stock dividends per common share	$0.36	$0.26	$1.08	$0.78

Reconciliations
A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with a breakdown of the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$18,487	$17,488	$16,364
Less reconciling items:
Gains on financial derivatives and hedging activities due to fair value changes	2,737	2,221	1,460
Unrealized (losses)/gains on trading securities	—	(2)	1,182
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(954)	(117)	(157)
Net effects of settlements on agency forward contracts	456	261	464
Income tax effect related to reconciling items	(784)	(827)	(1,032)
Sub-total	1,455	1,536	1,917
Core earnings	$17,032	$15,952	$14,447

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$36,227	$35,610	$32,199
Guarantee and commitment fees(2)	4,935	4,942	4,533
Other(3)	429	(197)	(32)
Total revenues	41,591	40,355	36,700

Credit related expense/(income) (GAAP):
Provision for/(release of) losses	384	466	(31)
REO operating expenses	—	23	—
Gains on sale of REO	(32)	(757)	(15)
Total credit related expense/(income)	352	(268)	(46)

Operating expenses (GAAP):
Compensation and employee benefits	5,987	6,682	5,438
General and administrative	3,890	3,921	3,474
Regulatory fees	625	625	613
Total operating expenses	10,502	11,228	9,525

Net earnings	30,737	29,395	27,221
Income tax expense(4)	10,410	10,297	9,497
Net loss attributable to non-controlling interest (GAAP)	—	(150)	(18)
Preferred stock dividends (GAAP)	3,295	3,296	3,295
Core earnings	$17,032	$15,952	$14,447

Core earnings per share:
Basic	$1.61	$1.50	$1.38
Diluted	1.57	1.48	1.36

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. Third quarter 2017 includes $0.4 million of fees received upon the inception of swaps and $0.2 million of hedging losses, compared to $0.3 million of fees received upon the inception of swaps and $0.6 million of hedging losses in second quarter 2017 and no fees received and $0.7 million of hedging losses, respectively, in third quarter 2016.

(4)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. Second and third quarter 2017 includes $0.2 million and $0.3 million of tax benefits, respectively, upon the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter 2017.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Nine Months Ended
	September 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$54,590	$38,687
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	9,763	(3,605)
Unrealized (losses)/gains on trading securities	(84)	1,934
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(1,198)	(809)
Net effects of settlements on agency forward contracts	749	675
Income tax effect related to reconciling items	(3,231)	633
Sub-total	5,999	(1,172)
Core earnings	$48,591	$39,859

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$104,703	$93,174
Guarantee and commitment fees(2)	15,194	14,012
Other(3)	1,293	(674)
Total revenues	121,190	106,512

Credit related expense (GAAP):
Provision for losses	1,294	490
REO operating expenses	23	39
Gains on sale of REO	(784)	(15)
Total credit related expense	533	514

Operating expenses (GAAP):
Compensation and employee benefits	18,986	16,823
General and administrative	11,611	10,757
Regulatory fees	1,875	1,838
Total operating expenses	32,472	29,418

Net earnings	88,185	76,580
Income tax expense(4)	29,873	26,897
Net loss attributable to non-controlling interest (GAAP)	(165)	(62)
Preferred stock dividends (GAAP)	9,886	9,886
Core earnings	$48,591	$39,859

Core earnings per share:
Basic	$4.59	$3.81
Diluted	4.50	3.71

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(1)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. The first nine months of 2017 includes $1.7 million of fees received upon the inception of swaps and $1.3 million of hedging losses, compared to $0.1 million of fees received and $2.3 million of hedging losses, respectively, in the first nine months of 2016.

(2)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. The first nine months of 2017 includes $1.2 million of tax benefits upon the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter 2017.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
GAAP - Basic EPS	$1.74	$1.65	$1.56	$5.16	$3.70
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.26	0.22	0.14	0.92	(0.33)
Unrealized gains/(losses) on trading securities	—	—	0.11	(0.01)	0.18
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.09)	(0.01)	(0.01)	(0.11)	(0.08)
Net effects of settlements on agency forward contracts	0.04	0.02	0.04	0.07	0.06
Income tax effect related to reconciling items	(0.08)	(0.08)	(0.10)	(0.30)	0.06
Sub-total	0.13	0.15	0.18	0.57	(0.11)
Core Earnings - Basic EPS	$1.61	$1.50	$1.38	$4.59	$3.81

Shares used in per share calculation (GAAP and Core Earnings)	10,605	10,600	10,473	10,586	10,464

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$1.71	$1.62	$1.54	$5.06	$3.60
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.26	0.21	0.14	0.91	(0.34)
Unrealized gains/(losses) on trading securities	—	—	0.11	(0.01)	0.18
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.09)	(0.01)	(0.01)	(0.11)	(0.07)
Net effects of settlements on agency forward contracts	0.04	0.02	0.04	0.07	0.06
Income tax effect related to reconciling items	(0.07)	(0.08)	(0.10)	(0.30)	0.06
Sub-total	0.14	0.14	0.18	0.56	(0.11)
Core Earnings - Diluted EPS	$1.57	$1.48	$1.36	$4.50	$3.71

Shares used in per share calculation (GAAP and Core Earnings)	10,815	10,783	10,649	10,794	10,755

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Nine Months Ended
	September 30, 2017		June 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$39,562	0.92%	$39,731	0.95%	$35,563	0.89%	$116,364	0.94%	$103,561	0.89%
Net effects of consolidated trusts	(1,621)	0.04%	(1,470)	0.04%	(735)	0.04%	(4,563)	0.04%	(2,933)	0.02%
Expense related to undesignated financial derivatives	(2,675)	(0.07)%	(2,775)	(0.07)%	(2,807)	(0.08)%	(8,317)	(0.07)%	(7,985)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	961	0.03%	124	—%	178	0.01%	1,219	0.01%	531	—%
Net effective spread	$36,227	0.92%	$35,610	0.92%	$32,199	0.86%	$104,703	0.92%	$93,174	0.84%
The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended September 30, 2017:

Core Earnings by Business Segment
For the Three Months Ended September 30, 2017
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$13,609	$5,288	$2,230	$15,431	$3,004	$—		$39,562
Less: reconciling adjustments(1)(2)(3)	(2,131)	(433)	602	(1,068)	(305)	3,335		—
Net effective spread	11,478	4,855	2,832	14,363	2,699	3,335		—
Guarantee and commitment fees(2)	4,236	130	476	93		(1,621)		3,314
Other income/(expense)(3)(4)	214	9	5	—	233	524		985
Non-interest income/(loss)	4,450	139	481	93	233	(1,097)		4,299

Provision for loan losses	(270)	—	—	—	—	—		(270)

Provision for reserve for losses	(114)					—		(114)
Other non-interest expense	(4,077)	(1,080)	(608)	(1,670)	(3,067)	—		(10,502)
Non-interest expense(5)	(4,191)	(1,080)	(608)	(1,670)	(3,067)	—		(10,616)
Core earnings before income taxes	11,467	3,914	2,705	12,786	(135)	2,238	(6)	32,975
Income tax (expense)/benefit	(4,014)	(1,370)	(947)	(4,475)	396	(783)		(11,193)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	7,453	2,544	1,758	8,311	261	1,455	(6)	21,782
Preferred stock dividends	—	—	—	—	(3,295)	—		(3,295)
Segment core earnings/(losses)	$7,453	$2,544	$1,758	$8,311	$(3,034)	$1,455	(6)	$18,487

Total assets at carrying value	$4,128,778	$2,165,749	$1,073,525	$7,612,572	$2,709,614	$—		$17,690,238
Total on- and off-balance sheet program assets at principal balance	$6,557,030	$2,298,956	$1,886,445	$7,901,842	$—	$—		$18,644,273

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)
Includes reconciling adjustments for fair value adjustments on financial derivatives and trading assets. Also includes a reconciling adjustment related to the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. In 2016 and prior periods, fair value adjustments on financial derivatives included variation margin payment amounts because those amounts were considered to be collateral of the related exposure and were accounted for as unrealized gains or losses. However, effective first quarter 2017, CME implemented a change in its rules related to the exchange of variation margin, whereby variation margin payments are considered to be a partial settlement of the respective derivatives contracts rather than as pledged collateral, and accounted for as realized gains and losses. See "Use of Non-GAAP Measures" above for more information about this rule change. Farmer Mac believes that even though these variation margin amounts are now accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, their economic character will remain the same as they were before the change. This is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in 2017, this reconciling adjustment includes realized gains and losses on financial derivatives centrally cleared through CME resulting from the exchange of variation margin. As a result, core earnings subsequent to 2016 will be presented on a consistent basis with core earnings in 2016 and prior periods.

(5)	Includes directly attributable costs and an allocation of indirectly attributable costs based on staffing.

(6)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of September 30, 2017	As of December 31, 2016
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,739,681	$2,381,488
Loans held in trusts:
Beneficial interests owned by third party investors	1,329,212	1,132,966
USDA Guarantees:
USDA Securities	2,041,466	1,954,800
Farmer Mac Guaranteed USDA Securities	30,688	35,599
Rural Utilities:
Loans	1,066,482	999,512
Institutional Credit
AgVantage Securities(1)	7,588,628	6,004,472
Total on-balance sheet	$14,796,157	$12,508,837
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,133,314	2,209,409
Guaranteed Securities	354,823	415,441
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	226,802	103,976
Rural Utilities:
LTSPCs(2)	819,963	878,598
Institutional Credit:
AgVantage Securities(1)	13,214	983,214
AgVantage Revolving Line of Credit Facility(3)	300,000	300,000
Total off-balance sheet	$3,848,116	$4,890,638
Total	$18,644,273	$17,399,475

(1)
In April 2017, Farmer Mac purchased and retained $1.0 billion in AgVantage securities from MetLife. MetLife used the proceeds from Farmer Mac's purchase of $1.0 billion in AgVantage securities to refinance an AgVantage security of the same amount that matured in April 2017. Previously, $970.0 million of the maturing $1.0 billion AgVantage security had been sold to third parties and reported as off-balance sheet business volume in the Institutional Credit line of business.

(2)	As of both September 30, 2017 and December 31 2016, includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee.

(3)
During the first nine months of 2017, $100.0 million of this facility was drawn and subsequently repaid. As of December 31, 2016, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
September 30, 2017(1)	$11,478	1.75%	$4,855	0.92%	$2,832	1.09%	$14,363	0.78%	$2,699	0.41%	$36,227	0.92%
June 30, 2017	11,331	1.80%	4,681	0.90%	2,736	1.09%	14,395	0.81%	2,467	0.35%	35,610	0.92%
March 31, 2017	10,684	1.80%	4,703	0.91%	2,639	1.06%	12,581	0.82%	2,259	0.32%	32,866	0.91%
December 31, 2016	10,349	1.78%	5,334	1.08%	2,623	1.05%	11,627	0.78%	1,995	0.26%	31,928	0.89%
September 30, 2016	10,703	1.90%	5,189	1.07%	2,643	1.05%	11,427	0.75%	2,237	0.24%	32,199	0.86%
June 30, 2016	9,875	1.78%	4,588	0.96%	2,562	1.03%	11,407	0.77%	2,594	0.29%	31,026	0.84%
March 31, 2016	9,461	1.71%	4,308	0.91%	2,538	1.02%	11,090	0.80%	2,552	0.26%	29,949	0.82%
December 31, 2015	9,381	1.72%	4,518	0.96%	2,845	1.14%	10,899	0.80%	2,306	0.26%	29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%

(1)	Net effective spread is a non-GAAP measure. See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	September 2017	June 2017	March 2017	December 2016	September 2016	June 2016	March 2016	December 2015	September 2015
	(in thousands)
Revenues:
Net effective spread	$36,227	$35,610	$32,866	$31,928	$32,199	$31,026	$29,949	$29,949	$30,387
Guarantee and commitment fees	4,935	4,942	5,317	5,158	4,533	4,810	4,669	4,730	4,328
Other	429	(197)	1,061	1,189	(32)	(125)	(517)	(284)	(93)
Total revenues	41,591	40,355	39,244	38,275	36,700	35,711	34,101	34,395	34,622

Credit related expense/(income):
Provision for/(release of) losses	384	466	444	512	(31)	458	63	(49)	(303)
REO operating expenses	—	23	—	—	—	—	39	44	48
(Gains)/losses on sale of REO	(32)	(757)	5	—	(15)	—	—	—	—
Total credit related expense/(income)	352	(268)	449	512	(46)	458	102	(5)	(255)

Operating expenses:
Compensation and employee benefits	5,987	6,682	6,317	5,949	5,438	5,611	5,774	5,385	5,236
General and administrative	3,890	3,921	3,800	4,352	3,474	3,757	3,526	3,238	3,676
Regulatory fees	625	625	625	625	613	612	613	613	600
Total operating expenses	10,502	11,228	10,742	10,926	9,525	9,980	9,913	9,236	9,512

Net earnings	30,737	29,395	28,053	26,837	27,221	25,273	24,086	25,164	25,365
Income tax expense	10,410	10,297	9,166	9,581	9,497	8,956	8,444	8,855	8,924
Net (loss)/income attributable to non-controlling interest(1)	—	(150)	(15)	28	(18)	(16)	(28)	(60)	(36)
Preferred stock dividends	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295
Core earnings	$17,032	$15,952	$15,607	$13,932	$14,447	$13,037	$12,375	$13,073	$13,182

Reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	2,737	2,221	4,805	17,233	1,460	(2,076)	(2,989)	2,743	(6,906)
Unrealized (losses)/gains on trading assets	—	(2)	(82)	(474)	1,182	394	358	696	(8)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(954)	(117)	(127)	(40)	(157)	(371)	(281)	(263)	(117)
Net effects of settlements on agency forward contracts	456	261	32	1,024	464	466	(255)	(162)	(390)
Income tax effect related to reconciling items	(784)	(827)	(1,620)	(6,210)	(1,032)	556	1,109	(1,055)	2,598
Net income attributable to common stockholders	$18,487	$17,488	$18,615	$25,465	$16,364	$12,006	$10,317	$15,032	$8,359

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in AgVisory back to the limited liability company.